John V. Murphy

Chairman

OppenheimerFunds Logo

OppenheimerFunds, Inc.

Two World Financial Center

225 Liberty Street

New York, NY 10281-1008

www.oppenheimerfunds.com

June 15, 2009

Dear Oppenheimer Baring China Fund Shareholder:

We have scheduled a shareholder meeting to ask you to vote on an important proposal for the Fund. After careful consideration, the Board of Trustees has determined that it would be in the best interest of shareholders of Oppenheimer Baring China Fund to reorganize into another Oppenheimer fund— Oppenheimer Developing Markets Fund.

A shareholder meeting has been scheduled for July 31, 2009, and all Baring China Fund shareholders of record on May 14, 2009 are being asked to vote either in person or by proxy on the proposed reorganization. Enclosed, you will find a combined prospectus and proxy statement detailing the proposal, a ballot card, a Developing Markets Fund prospectus, instructions for voting by telephone or Internet and a postage-paid return envelope for voting by mail.

Why does the Board of Trustees recommend this Reorganization?

The Board voted to recommend that shareholders of Baring China Fund approve a proposal to reorganize the Fund into Developing Markets Fund after considering, among other things, fund performance, the two Funds' respective investment objectives and policies, management fees, distribution fees and other operating expenses, and asset size. The Board also considered that there would be no sales charge imposed on shareholders of Baring China Fund and that the Reorganization is expected to be a tax-free reorganization.

Since Baring China Fund's inception in 2007, assets have grown slowly and Baring China Fund remains a small fund. OppenheimerFunds, Inc., the manager for both funds, believes that the growth prospects for Developing Markets Fund are stronger than for Baring China Fund. Given that Baring China Fund is a significantly smaller fund, shareholders of Baring China Fund would benefit from economies of scale associated with a larger fund as a result of the combined assets, which would realize a lower management fee breakpoint than the Baring China Fund's assets would realize on its own. In addition, Developing Markets Fund has a 12-year performance history whereas Baring China Fund has only a 2-year performance history, and Developing Markets Fund has performed better than Baring China Fund over the 1-year and since-inception periods for each fund, and has had strong 5- and 10-year performance. Moreover, both funds' investment objectives and strategies are similar, focusing on long-term capital appreciation and seeking to invest in growth companies in developing markets. Accordingly, the Board of Baring China Fund believes that shareholders will be best served by the proposed reorganization, and recommends a vote "For" the proposal.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or Internet by following the instructions on the proxy ballot. Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund's expenses. If you vote by phone or Internet, you do not need to mail the proxy ballot.

Remember, it can be expensive for the Fund—and ultimately for you as a shareholder—to remail ballots if not enough responses are received to conduct the scheduled meeting. If your vote is not received before the scheduled meeting, you may receive a telephone call asking you to vote.

Please read the enclosed combined prospectus/proxy statement detailing the reorganization proposal and prospectus of Oppenheimer Developing Markets Fund for complete details on this proposal. Of course, if you have any questions, please contact your financial advisor, or call us at 1.800.225.5677. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,

[John V. Murphy signature]

Enclosures
XP0820.002.0609

1.866.458.9856

www.proxyonline.com

Vote your OppenheimerFunds proxy over the phone or Internet.

Voting your proxy is important. And now OppenheimerFunds

has made it easy. Vote at your convenience, 24 hours a day,

and save postage costs, which ultimately reduces fund expenses.

Read your Proxy Card carefully. Then, to exercise your proxy,

just follow these simple steps:

1. Call the toll-free number: 1.866.458.9856 or go to our website: www.proxyonline.com.
2. Follow the recorded or onscreen instructions.

If you vote by phone or Internet, please do not mail your Proxy Card.

LB0000.074.0509 May xx, 2009
LB0000.074.0509.p1.indd 1	4/29/09 3:17:51 PM